Exhibit 23.1

Consent of Independent Auditors

Old Florida Bankshares, Inc.

Ft. Myers, Florida

We hereby consent to the inclusion of our report dated January 9, 2004, relating to the consolidated financial statements of Old Florida Bankshares, Inc. and subsidiary as of and for the years ended December 31, 2003 and 2002, in the Company’s annual report on Form 10-KSB.

/s/ Hacker, Johnson & Smith, P.A.
Hacker, Johnson & Smith, P.A.

Tampa, Florida

March 5, 2004